                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                       [_]Confidential, For Use of the
[_]Preliminary Proxy Statement            Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Stoneridge, Inc.
     ---------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

     ---------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
    Not Applicable

  (2)Form, Schedule or Registration Statement No.:
    Not Applicable

  (3)Filing Party:
    Not Applicable

  (4)Date Filed:
    Not Applicable

                               STONERIDGE, INC.

                   Notice of Annual Meeting of Shareholders

                               ----------------

To our Shareholders:

  The 1999 annual meeting of shareholders of Stoneridge, Inc. will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 3, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect eight directors, each for a term of one year;

    2. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

    3. Any other matters that properly come before the meeting.

  Only shareholders of record at the close of business on March 22, 1999, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Stoneridge, Inc. is 9400 East Market Street, Warren, Ohio 44484.

                                          By order of the Board of Directors,

                                          AVERY S. COHEN,
                                          Secretary

Dated: March 31, 1999


                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                               STONERIDGE, INC.

                                PROXY STATEMENT

                               ----------------

  Our Board of Directors is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the upcoming annual meeting of shareholders. The annual meeting of shareholders will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 3, 1999, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 31, 1999.

  Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 1998, is enclosed with this proxy statement.

  Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Corporate Investor Communications, Inc., at an estimated cost of $3,200, to assist us in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail and by Corporate Investor Communications, Inc., our employees may solicit proxies by telephone or facsimile.

  Proxies; Revocation of Proxies. The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under "Election of Directors" below. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

  Voting Eligibility. Only shareholders of record at the close of business on the record date, March 22, 1999, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 22,397,311 common shares, without par value, each of which is entitled to one vote at the meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table describes certain information regarding the beneficial ownership of our common shares as of December 31, 1998, by: (a) our directors (all of whom are also nominees for director); (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares;
(c) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (d) our executive officers and directors as a group.

                                                      Number of Shares  Percent
Name of Beneficial Owner(1)                          Beneficially Owned of Class
---------------------------                          ------------------ --------
D.M. Draime(2).....................................      5,616,172        25.1%
Scott N. Draime(3).................................      3,521,050        15.7
Jeffrey P. Draime(4)...............................      1,431,326         6.4
Cloyd J. Abruzzo(5)................................      1,849,659         8.3
Avery S. Cohen(6)(7)...............................        547,002         2.4
Sheldon J. Epstein(7)..............................        420,522         1.9
Richard E. Cheney(8)...............................         51,579           *
C.J. Hire..........................................              0           0
Richard G. LeFauve.................................              0           0
Earl L. Linehan....................................        100,079           *
Gerald V. Pisani(9)................................        431,719         2.1
David L. Thomas....................................         94,158           *
Kevin P. Bagby.....................................         47,079           *
Sten Forseke.......................................        352,031         1.6
All Executive Officers and Directors as a Group (12
 persons)..........................................      9,510,000        42.5%

--------
*  Less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.

(2) 5,616,172 common shares held in trust for the benefit of Mr. Draime, of which Mr. Draime is trustee. The address of Mr. Draime is 9400 East Market Street, Warren, Ohio 44484.

(3) Includes 818,240 common shares held in trust for the benefit of Scott N. Draime, of which Scott N. Draime is trustee; 1,022,554 common shares held in trusts for the benefit of Jeffrey P. Draime's and Rebecca M. Gang's children, of which Scott N. Draime is trustee; and 1,363,456 common shares held by trusts of which Scott N. Draime is a trust advisor. The address of Scott N. Draime is 1209 Cerrito Grande, El Paso, Texas 79912.

(4) Includes 886,114 Common Shares held in trust for the benefit of Jeffrey P. Draime of which Jeffrey P. Draime is trustee, and 545,212 Common Shares held in trusts for the benefit of Scott N. Draime's children, of which Jeffrey P. Draime is trustee. The address of Jeffrey P. Draime is 9400 East Market Street, Warren, Ohio 44484.

(5) Includes 299,590 common shares held in trust for the benefit of Cloyd J. Abruzzo of which Mr. Abruzzo is trustee, and an aggregate of 1,390,856 common shares held in trust for the benefit of D.M. Draime's children and grandchildren of which Mr. Abruzzo is trustee. The address of Cloyd J. Abruzzo is 9400 East Market Street, Warren, Ohio 44484.

(6) Includes 124,481 common shares held under the Ohio Transfer to Minors Act for the benefit of William M. Draime and John A. Draime, of which Mr. Cohen is custodian.

(7) Includes 373,443 common shares held in separate trusts for the benefit of Scott N. Draime, Jeffrey P. Draime and Rebecca M. Gang, of which Mr. Cohen and Mr. Epstein are co-trustees.

(8) Includes 4,000 common shares held in Mr. Cheney's Individual Retirement Account and 500 common shares owned by Mr. Cheney's wife.

(9) Includes 169,545 common shares held in trust for the benefit of Gerald V. Pisani of which Mr. Pisani is trustee and 185,120 common shares held in separate trusts for the benefit of Gerald V. Pisani's children, of which Gerald V. Pisani's wife is the trustee.

                             ELECTION OF DIRECTORS

  Effective February 16, 1999, by action of our Board of Directors, we increased the number of directors from six to seven and appointed C.J. Hire, the former President, Chief Executive Officer and principal shareholder of Hi-Stat Manufacturing Co., Inc., a Florida corporation, to fill the vacancy in the Board of Directors created by the increase. We acquired Hi-Stat on December 31, 1998. On March 15, 1999, by action of our Board of Directors, we increased the number of directors from seven to eight and appointed Richard LeFauve, a retired Senior Vice President of General Motors, to fill the vacancy in the Board of Directors created by the increase.

  At the annual meeting of shareholders, you will elect eight directors to hold office until our next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be re-elected to the Board of Directors. At the annual meeting of shareholders the shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

  The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

  The Board recommends that you vote "FOR" the following nominees.

                  Nominees for Election at the Annual Meeting

                                                                           Expiration
                                                               Period of    of Term
                                 Principal Occupation         Service as a for Which
      Name and Age             and Business Experience          Director    Proposed
      ------------       ------------------------------------ ------------ ----------
Cloyd J. Abruzzo........ President, Chief Executive Officer,  1990 to date    2000
 48                      Assistant Treasurer of the Company
Richard E. Cheney....... Retired Chairman of Hill & Knowlton, 1988 to date    2000
 77                      Inc., a public relations firm
Avery S. Cohen.......... Partner, Baker & Hostetler LLP, a    1988 to date    2000
 62                      law firm
D.M. Draime............. Chairman of the Board of Directors,  1988 to date    2000
 65                      Assistant Secretary of the Company
Sheldon J. Epstein...... Managing Member, Epstein, Woods &    1988 to date    2000
 60                      Dwyer, P.L.C., an independent public
                         accounting firm
C. J. Hire.............. Retired President and Chief          1999 to date    2000
 69                      Executive Officer of Hi-Stat
                         Manufacturing Co., Inc., an
                         automobile parts manufacturer. Mr.
                         Hire is currently serving as
                         Executive Vice President of Hi-Stat.
Richard G. LeFauve...... Retired President of GM University   1999 to date    2000
 64                      and retired Senior Vice President of
                         GM.
Earl L. Linehan......... President, Woodbrook Capital Inc., a 1988 to date    2000
 57                      venture capital and investment firm


  Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except (i) Mr. Epstein was the managing partner of Epstein, Rehbock & Applebaum, an independent public accounting firm, from 1992 to 1994, (ii) Mr. Hire was the president and chief executive officer of Hi-Stat Manufacturing Co., Inc. from 1969 until our acquisition of Hi-Stat on December 31, 1998 and (iii) Mr. LeFauve was the President of GM University and the Senior Vice President of GM from April 1997 until his retirement in January 1999 and was the chief executive officer and president of the Saturn subsidiary of GM and the Group Executive of Small Car Production of GM's North American Operations from 1994 until April 1997.

  Mr. Abruzzo is a director of Second National Bank of Warren. Mr. Cheney is a director of Rowe Furniture, Inc. and Chattem, Inc. Mr. Linehan is a director of Strescon Industries, Inc. Mr. LeFauve is a director of Harley-Davidson, Inc.

  Our Board of Directors has appointed an audit committee, a compensation committee and a stock option committee. The Board of Directors does not have a finance or nominating committee. Each of the committees is comprised of Messrs. Cheney, Epstein and Linehan.

  The audit committee makes recommendations to the Board of Directors concerning the engagement of independent public accountants for our company, reviews with the independent public accountants the plans and results of audit engagements, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, reviews the independent public accountants' management letters and our responses, reviews the adequacy of our internal accounting controls, and reviews major accounting or reporting changes.

  The compensation committee reviews employment, development, reassignment and compensation matters involving corporate officers and other executive level employees, including issues relating to salary, bonus and incentive arrangements. The stock option committee administers our Long-Term Incentive Plan.

  In 1998 our Board of Directors held six meetings. The audit committee held two meetings, the compensation committee held three meetings and the stock option committee held one meeting. In 1998, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he serves.

  Directors' Compensation. Each director, who is not employee of ours, or of a subsidiary of ours, receives $16,000 per year for being a director and $1,000 for attending each meeting of the Board of Directors. There is no additional fee received for attending committee meetings. Directors who are also employees of ours are not paid any director's fee. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board of Director and committee meetings. Starting in 1999 each director, who is not employee of ours, or of a subsidiary of ours, will receive $20,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors.

Joint Report by the Compensation Committee and the Stock Option Committee

  Introduction. The compensation committee is responsible for determining the compensation to be paid to our executive officers. The compensation committee is referred to as "the Committee." The stock option committee administers our Long-Term Incentive Plan.

  The Committee's philosophy with respect to the compensation of our executive officers is (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies, and (ii) through the stock option committee, to provide each executive officer with a significant economic stake in our success.

  To this end, the Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and our performance. The primary components of our executive compensation program are
(i) base salaries and certain other annual compensation, (ii) bonuses, and
(iii) share options. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and shareholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions and overall business results.

  Each year the Committee conducts a review of our executive compensation program. In connection with the review of compensation for 1998, the Committee commissioned two comprehensive reports from Arthur Andersen LLP. The first report was prepared in December 1997 (the "December 1997 Executive Pay Benchmarking Analysis") and the second report was prepared in October 1998 (the "October 1998 Executive Pay Benchmarking Analysis"). Both reports assess our compensation program and compare our executive compensation, corporate performance, and total return to shareholders to a peer group of public corporations that represent our most direct competitors for executive talent. In setting our executive officers' overall 1998 compensation, the Committee reviewed and considered the December 1997 Executive Pay Benchmarking Analysis in determining the base salary amounts and the October 1998 Executive Pay Benchmarking Analysis in determining bonus awards.

  The Committee reviews the selection of peer companies used for compensation analysis. The peer groups used for compensation analysis are generally not the same as the peer group index in the Performance Graph included in this proxy statement. The Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. This year's compensation reviews permitted an evaluation of the link between our performance and our executive compensation in the context of the compensation programs of other companies.

  The Committee determines the compensation of the most highly compensated corporate executives, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to other highly compensated corporate executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Abruzzo), the Committee takes into account the views of Mr. Abruzzo and Mr. D.M. Draime.

  Base Salaries and Other Annual Compensation. After the review and consideration of the 1997 Executive Pay Benchmarking Analysis, the Committee set salary levels for our executive officers on the basis of the executives' responsibilities. However, in each case, due consideration is given to personal factors, such as the individual's experience and record and the responsibility associated with his position, and external factors, such as salaries paid to similarly situated executive officers by peer companies and prevailing conditions in the geographic area where the executive's principal services will be performed. In the case of executive officers with responsibility for a particular business unit, that unit's financial results are also considered.

  Annual adjustments to each executive officer's salary are determined based on the following factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. Finally, the Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

  In determining the appropriate levels for Mr. Abruzzo's 1998 base salary and bonus, the Committee considered the same factors that it considers when fixing compensation levels for our other executive employees and sought to achieve the same corporate goal. The Committee also considered the major initiative and programs which, in 1998, were commenced, completed or furthered under Mr. Abruzzo's leadership, such as, (i) the successful completion of our first full year as a public company, (ii) the acquisition of Hi-Stat Manufacturing Co., Inc., (iii) our success in meeting our financial goals in 1998, and (iv) the management of the impact to our business resulting from the strike against General Motors in the summer of 1998. The Committee also took into account the longevity of Mr. Abruzzo's service to Stoneridge and its belief that Mr. Abruzzo is an excellent representative Stoneridge to the public by virtue of his stature in the industry and the community. Mr. Abruzzo was granted a base salary of $300,000 for 1998.

  Bonuses. Our executive officers are eligible for an annual cash bonus. Bonuses are viewed as a reward for individual contributions to our performance, based not only on our short-term results but also on the investments for the future growth of our profits. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives and the executive's leadership role in these activities. The Committee usually makes bonus awards toward the end of the year. In addition to the consideration described above, the Committee also considered the October 1998 Executive Pay Benchmarking Analysis in determining bonus awards for 1998. Based on the above-described methodology, the Committee awarded Mr. Abruzzo a bonus of $500,000 in 1998, the same level as the bonus received in 1997.

  Share Options. All of our executive officers are eligible to receive options to purchase our common shares under the Long-Term Incentive Plan. We believe that share option grants are a valuable motivating tool and provide a long-term incentive to management. Share option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of our shareholders. However, the stock option committee, in consultation with the Committee, determined not to grant any share options to Mr. Abruzzo or any of the other four most highly compensated executive officers in 1998. The ongoing negotiations with, and the completion of the transaction to acquire, Hi-Stat Manufacturing Co., Inc. are primary reasons share options were not granted to our executive officers in 1998. The stock option committee expects that it will resume its practice of granting share options to our executive officers in the future.

  Conclusion. Through the programs described above, a very significant portion of our executive compensation is linked directly to individual and company performance and share price appreciation. The Committee and the stock option committee intend to continue the policy of linking executive compensation to performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

      Compensation Committee  Stock Option Committee
      ----------------------  ----------------------
      Richard E. Cheney       Richard E. Cheney
      Sheldon J. Epstein      Sheldon J. Epstein
      Earl L. Linehan         Earl L. Linehan

                            EXECUTIVE COMPENSATION

  The table below describes the compensation paid for the last three fiscal years to our Chief Executive Officer and the four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our "named executive officers."

                          Summary Compensation Table

                                     Annual                          Long-Term
                                  Compensation                  Compensation Awards
                                -----------------              ---------------------
                                                                          Number of
                                                  Other Annual Restricted Securities  All Other
   Name and Principal    Fiscal  Salary   Bonus   Compensation   Shares   Underlying Compensation
        Position          Year    ($)      ($)        ($)         ($)     Option (#)     ($)
   ------------------    ------ -------- -------- ------------ ---------- ---------- ------------
Cloyd J. Abruzzo........  1998  $300,000 $500,000     --          --           --        1,199(1)
 President and            1997   204,000  500,000     --          --       200,000         --
 Chief Executive Officer  1996   204,000  250,000     --          --           --          --
D.M. Draime.............  1998   200,000  200,000     --          --           --        4,405(1)
 Chairman of the          1997   189,600  250,000     --          --           --          --
 Board of Directors       1996   189,600  250,000     --          --           --      174,570(2)
Gerald V. Pisani........  1998   204,000  200,000     --          --           --        2,689(1)
 Vice President and       1997   170,400  180,000     --          --       100,000         --
 President, Stoneridge    1996   159,000  140,000     --          --           --          --
 Engineered Products
 Group
David L. Thomas.........  1998   180,000  160,000     --          --           --        1,297(1)
 Vice President and       1997   144,000  130,000     --          --        50,000         --
 President, Alphabet
  Group                   1996   144,000  110,000     --          --           --          --
Kevin P. Bagby..........  1998   162,000  150,000     --          --           --        1,113(1)
 Vice President and       1997   129,500  125,000     --          --        50,000         --
 Chief Financial Officer  1996   120,000   65,000     --          --        34,771         --

--------
(1) Represents the aggregate amount of term life insurance premiums paid by us.
(2) Represents the aggregate amount of life insurance premiums paid by us on a split-dollar life insurance policy.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                              Number of Securities
                                                   Underlying      Value of Unexercised
                                                  Unexercised      In-the-Money Options
                           Shares                  Options at        at Fiscal Year-
                         Acquired on  Value   Fiscal Year-End (#)        End ($)
                          Exercise   Realized     Exercisable/         Exercisable/
          Name               (#)       ($)       Unexercisable       Unexercisableet
          ----           ----------- -------- -------------------- --------------------
Cloyd J. Abruzzo........     --        --         -- /200,000          -- /$925,000
D.M. Draime.............     --        --         -- / --              -- / --
Gerald V. Pisani........     --        --         -- /100,000          -- / 462,500
David L. Thomas.........     --        --         -- / 50,000          -- / 231,250
Kevin P. Bagby..........     --        --         -- / 50,000          -- / 231,250

Change of Control Agreements

  Messrs. Abruzzo, Bagby, Forseke, Pisani and Thomas have each entered into an agreement with us that guarantees we will pay to each of them two years of continued compensation (including bonuses) and benefits upon a change of control regardless of whether they remain employed by us. A change of control shall be deemed to have occurred if any shareholder or group of shareholders acquires more of our common shares than owned by D.M. Draime and his direct descendants and trusts for the benefit of D.M. Draime and his direct descendants.

Compensation Committee Interlocks and Insider Participation

  Messrs. Cheney, Epstein, Linehan are the members of our compensation committee. There are no compensation committee interlocks.

Certain Relationships and Related Transactions

  Acquisition of Hi-Stat Manufacturing Co., Inc. On December 31, 1998 we acquired Hi-Stat, a privately held Florida corporation and a manufacturer of engineered sensors, solenoids and switches for the automotive industry. The purchase price for Hi-Stat was approximately $362 million. C.J. Hire, who was appointed to our Board of Directors on February 16, 1999, was the principal shareholder of Hi-Stat prior to our acquisition and was a member of Hi-Stat's board of directors and served as Hi-Stat's president and chief executive officer. Prior to our acquisition of Hi-Stat, Mr. Hire, through a trust, owned 170 out of 300 Hi-Stat outstanding shares of common stock. Mr. Hire's wife owned, through a trust, 60 shares of Hi-Stat and various family members, through trusts, owned another 30 shares of Hi-Stat. Mr. Hire's and his family's trusts received approximately $313 million in cash in connection with our acquisition of Hi-Stat.

  Greenwood Facility. D.M. Draime is the sole owner of a manufacturing facility located in Greenwood, South Carolina. We lease the facility from Mr. Draime pursuant to a lease expiring on September 15, 2004. In February 1997, we restructured our operations and terminated our use of the Greenwood facility. However, we continue to make lease payments to Mr. Draime, and the Greenwood property is for sale. In 1998, we made lease payments to Mr. Draime in the aggregate amount of $157,200.

  Hunters Square. D.M. Draime is a 25% owner of Hunters Square, Inc., an Ohio corporation ("HSI"), which owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. We lease office space in Hunters Square for use as the headquarters of our Alphabet Group. We pay all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by us to HSI in 1998 were $214,189. We will continue to make lease payments as required under the lease agreement, which terminates in June 2002.

  Industrial Development Associates LP. Earl Linehan and D.M. Draime, as limited partners, own 11.81% and 10.00%, respectively, of Industrial Development Associates ("IDA"), a Maryland limited partnership real estate development company in which we are a 30% general partner. We have entered into a lease agreement with IDA pursuant to which we lease a facility located in Mebane, North Carolina, until March 31, 2004. We are responsible for all maintenance, taxes and insurance. We made lease payments to IDA of $117,038 in 1998. In addition, we sublease warehouse space in the same industrial park as the Mebane facility from Baumgartner, Inc. Baumgartner, Inc. leased the space from IDA. We made sublease payments to Baumgartner, Inc. of $90,566 in 1998.

  Relationship with Counsel. Avery S. Cohen, one of our directors, is a partner in Baker & Hostetler LLP, a law firm which has served as general outside counsel for us since 1993 and is expected to continue to do so in the future.

Performance Graph

  Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of a hypothetical investment in each of the New York Stock Exchange Market Index and the Media General Financial Services, Inc. Industry Group 333 (Automotive Parts) Index based on the respective market price of each such investment at October 10, 1997 (the date of our initial public offering), December 31, 1997, March 31, 1998, June 30, 1998, September 30, 1998 and
December 31, 1998, assuming in each case an initial investment of $100 on October 10, 1997, and reinvestment of dividends.

                                    [GRAPH]

--------------------------------------------------------------------------------
                    Stoneridge, Inc.      Auto Parts       NYSE Market Index
--------------------------------------------------------------------------------
10/10/97                 100.00            100.00              100.00
--------------------------------------------------------------------------------
12/31/97                  80.00             94.35              103.07
--------------------------------------------------------------------------------
3/31/98                  100.00            107.23              115.82
--------------------------------------------------------------------------------
6/30/98                   92.19             99.93              117.41
--------------------------------------------------------------------------------
9/30/98                   80.94             79.38              102.29
--------------------------------------------------------------------------------
12/31/98                 113.75             95.35              121.04
--------------------------------------------------------------------------------

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") at our 2000 Annual Meeting of Shareholders must be received by us at 9400 East Market Street, Warren, Ohio 44484, on or before December 2, 1999, for inclusion in our proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders. In order for a shareholder's proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by us at the address listed in the immediately preceding sentence not later than February 15, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of the our common shares, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

  To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with, except that Scott N. Draime, a 10% shareholder, failed to report four transactions in September 1998 on a timely basis.

                                 OTHER MATTERS

  Representatives of Arthur Andersen LLP, which served as our independent public accountants during the fiscal year ended December 31, 1998, are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  If the enclosed proxy is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors" above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under "Election of Directors" above. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Director nominees who receive the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

                                          By order of the Board of Directors,

                                          Avery S. Cohen,
                                          Secretary

Dated: March 31, 1999

                               STONERIDGE, INC.

                                   P R O X Y
                                   ---------

     The undersigned hereby appoints Cloyd J. Abruzzo, Kevin P. Bagby and Avery
S. Cohen, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Stoneridge, Inc. to be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 3, 1999, at 10:00 a.m., local time, or any adjournment thereof, and to vote the number of shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

     1. ________ FOR (except as noted below), or ________ WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified: Cloyd J. Abruzzo, Richard E. Cheney, Avery S. Cohen, D.M. Draime, Sheldon J. Epstein, C.J. Hire, Richard G. LeFauve and Earl L. Linehan.

         -----------------------------------------------------------------------

         (INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee's name on the line provided below.)


     2.  On such other business as may properly come before the meeting.

     The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

                                        Receipt of the Notice of Annual Meeting
                                        of Shareholders and Proxy Statement
                                        dated March 31, 1999, is hereby
                                        acknowledged.

                                        Dated ___________________________, 1999

                                        _______________________________________

                                        _______________________________________

                                        _______________________________________
                                           Signature(s)

                                        (Please sign exactly as your name or
                                        names appear hereon, indicating, where
                                        proper, official position or
                                        representative capacity.)